EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
Attachment to item 77Q1: New Investment Advisory Agreement
------------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Shareholders and Board of Directors of Harris Insight Funds Trust

In planning and performing our audit of the financial statements and financial highlights of Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Small-Cap Value Fund, Harris Insight Index Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Emerging Markets Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Intermediate Tax-Exempt Bond Fund and Harris Insight Tax-Exempt Bond Fund (the "Funds") for the year ended December 31, 1999, we considered each of their internal controls, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

PricewaterhouseCoopers LLP
Philadelphia, PA
February 4, 2000




EXHIBIT B:
Harris Insight Funds Trust (the "Trust")
77 C

A special meeting of the shareholders of the Trust was held on Monday, November 29, 1999 at which at least 82.331% of the shares of each Fund of the Trust entitled to vote were present.

At the meeting of shareholders of the Trust:

1. Edgar R. Fiedler, C. Gary Gerst, Valerie B. Jarrett, John
W. McCarter, Jr., Ernest M. Roth and Paula Wolff were elected as the Board of Trustees (effective January 1,
2000) by the affirmative vote of the holders of at least 99.974% of the shares of each Fund of the Trust represented at the meeting, with not more than 0.026% of the shares of any Fund voting against the proposal and no shares of any Fund represented at the meeting not voting for one or more of the candidates;

2. At least 99.899% of the shares of each Fund of the Trust represented at the meeting voted to approve the ratification of the selection of PricewaterhouseCoopers
LLP as the Fund's independent public accountants, with not more than 0.101% of the shares of any Fund voting against the proposal and no shares of any Fund represented at the meeting not voting on the proposal;

3. At least 98.379% of the shares of each Fund of the Trust represented at the meeting voted to approve certain changes to each Fund's fundamental investment restrictions, with not more than 0.101% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal;

4. At least 98.379% of the shares of each Fund of the Trust represented at the meeting voted to approve a change to each Fund's fundamental investment restrictions that would permit each Fund to invest substantially all of its assets in another open-end investment company having the same investment objective, policies and restrictions in what is known as a master fund/feeder fund arrangement, with not more than 0.550% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal;

5. At least 98.379% of the shares of each Fund of the Trust represented at the meeting voted to approve a new investment advisory contract with Harris, with not more than 0.001% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal;

6. At least 98.379% of the shares of each Fund of the Trust present by proxy voted to approve a new portfolio management contract between Harris and Harris Investment
Management, Inc., with not more than 0.001% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal;

7. At least 98.379% of the shares of each Fund of the Trust represented at the meeting voted to approve a proposal to permit Harris, subject to the approval of the Trust's
Board of Trustees, to enter into or amend sub-advisory agreements with sub-advisers for each Fund without obtaining shareholder approval, with not more than 0.102% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal;
and

8. At least 98.379% of the shares of each Fund of the Trust represented at the meeting voted to approve an amendment to the Trust's Declaration of Trust to provide for dollar-based voting rights for shareholders, with not more than 0.101% of the shares of any Fund voting against the proposal and not more than 1.621% of the shares of any Fund represented at the meeting not voting on the proposal.




EXHIBIT C:
77 Q1(a)

As noted in Item 77 C above, the shareholders of each Fund of the Trust voted to approve an amendment to Article
V, Section 5.9 of the Trust's Declaration of Trust to provide for dollar-based voting rights for shareholders.
The text of the amendment is shown below with the additions appearing as uppercase text.

AMENDMENT TO THE DECLARATION OF TRUST

           ARTICLE V:  Shares of Beneficial Interest

     Section 5.9  Voting Powers The Shareholders shall
have power to vote only (i) for the election of Trustees as provided in Section 2.12; (ii) with respect to any investment advisory contract entered into pursuant to Section 3.2; (iii) with respect to termination of the Trust or a Series thereof as provided in Section 8.2; (iv) with respect to any amendment of this Declaration to the extent and as provided in Section 8.3; (v) with respect to any merger, consolidation or sale of assets as provided in
Section 8.4; (vi) with respect to incorporation of the Trust to the extent and as provided in Section 8.5;
(vii) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or a Series thereof or the Shareholders of either; (viii) with respect to any plan adopted pursuant to Rule 12b-1 (or any successor rule) under the 1940 Act, and related matters; and (ix) with respect to such additional matters relating to the Trust as may be required by this Declaration, the By-
Laws or any registration of the Trust as an investment company under the 1940 Act with the Commission (or any successor agency) or as the Trustees may consider necessary or desirable. EACH WHOLE SHARE (OR FRACTIONAL
SHARE) OUTSTANDING ON THE RECORD DATE ESTABLISHED IN
ACCORDANCE WITH THE BY-LAWS SHALL BE ENTITLED TO A
NUMBER OF VOTES ON ANY MATTER ON WHICH IT IS ENTITLED
TO VOTE EQUAL TO THE NET ASSET VALUE OF THE SHARE (OR
FRACTIONAL SHARE) IN UNITED STATES DOLLARS DETERMINED
AT THE CLOSE OF BUSINESS ON THE RECORD DATE (FOR
EXAMPLE, A SHARE HAVING A NET ASSET VALUE OF $10.50
WOULD BE ENTITLED TO 10.5 VOTES). On any matter submitted to Shareholders all shares shall be voted in the aggregate and not by individual Series except (1) when required by the 1940 Act or any rule thereunder
Shares shall be voted by individual Series or Class and
(2) when the Trustees shall have determined that the matter affects only the interests of one or more Series or Classes thereof, then only the Shareholders of such Series or Classes thereof shall be entitled to vote thereon. The Trustees may, in conjunction with the establishment of any Series or any Classes of Shares, establish conditions under which the several Series or Classes of Shares shall have separate voting rights or no voting rights. There shall be no cumulative voting in the election of Trustees. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration or the By-Laws to be taken by Shareholders.
The By-Laws may include further provisions for Shareholders' votes and meetings and related matters.